Consent of Independent Auditors


To the Board of Directors
   IQ Biometrix, Inc.
   Freemont, California

We hereby consent to the incorporation by reference in this Form SB-2 Registration Statement of our report dated August 23, 2002 relating to the consolidated financial statements of IQ Biometrix, Inc. (formerly JVWeb, Inc.) for the year ended June 30, 2002 appearing in the Company's Form 10-KSB for that year.

July 28, 2003

Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas